Exhibit 99.1

Contact:

William J. Dawson

Vice President, Finance & CFO

Cerus Corporation

(925) 288-6053

Cerus Corporation Extends Manufacturing Agreement with Fenwal

New Five Year Agreement Assures Supply, Lowers Unit Costs

CONCORD, Calif.—(BUSINESS WIRE)—December 15, 2008— Cerus Corporation (NASDAQ:CERS) today announced an agreement to extend its manufacturing agreement with Fenwal, Inc. for INTERCEPT Blood System products. Under the new agreement, Fenwal will supply Cerus with finished disposable kits for the INTERCEPT platelet and plasma systems through the end of 2013.

“We are pleased to have extended our supply relationship with Fenwal,” said Claes Glassell, president and CEO of Cerus. “The new agreement is expected to assure our long-term supply of finished INTERCEPT platelet and plasma kits while reducing our unit costs. Together with other initiatives, we believe we are making good progress toward meeting our objective of extending our cash resources through the end of 2009.”

ABOUT FENWAL

Fenwal, Inc. of Lake Zurich, Illinois, is a global leader in blood technologies focused on improving blood collection, safety and availability for patient care. Fenwal develops leading products, services and technologies used to collect, process and store blood and its vital components. For more information, visit www.fenwalinc.com.

ABOUT CERUS

Cerus Corporation is a biomedical products company focused on commercializing the INTERCEPT Blood System to enhance blood safety. The INTERCEPT Blood System is designed to inactivate blood-borne pathogens in donated blood components intended for transfusion. Cerus currently markets the INTERCEPT Blood System for both platelets and plasma in Europe, Russia, the Middle East and selected countries in other regions around the world. The Company is also pursuing regulatory approvals in the United States and other countries. The INTERCEPT red blood cell system is currently in clinical development.

INTERCEPT and the INTERCEPT Blood System are trademarks of Cerus Corporation.

Forward Looking Statements

This press release contains forward-looking statements, including, without limitation, statements related to the adequacy of our long-term supply of disposable kits under the new agreement with Fenwal and our ability to extend our cash resources through the end of 2009. Words such as “expect” and “believe” and similar expressions are intended to identify forward-looking statements. These forward-looking statements are based upon the company’s current expectations. Forward-looking statements involve risks and uncertainties. The company’s actual results and the timing of events could differ materially from those anticipated in such forward-looking statements as a result of these risks and uncertainties, which include, without limitation, Fenwal’s ability to meet their supply obligations under the agreement, our ability to market, sell and distribute our products, our ability to manage cash requirements associated with operating our business and our estimates regarding the sufficiency of our cash resources. These and other risk factors are discussed under “Risk Factors” in the company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2008. The company expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein.

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